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                                             SEC FILE NUMBER
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                                             CUSIP NUMBER
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING




(Check one):            |_|Form 10-K    |_| Form 20-F   |_| Form 11-K
                        |X| Form 10-Q   |_| Form N-SAR  |_| Form N-CSR
                        |_| Form 10-D

                        For Period
                        Ended:          September 30, 2008
                                        ----------------------------------------

                        |_| Transition Report on Form 10-K

                        |_|  Transition Report on Form 20-F

                        |_|  Transition Report on Form 11-K

                        |_|  Transition Report on Form 10-Q

                        |_|  Transition Report on Form N-SAR

                        For the Transition Period
                        Ended:
                                                    ----------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Friendly Energy Exploration
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Full Name of Registrant


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Former Name if Applicable

502 North Division Street
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Address of Principal Executive Office (Street and Number)

Carson City, NV 89703
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a)   The reasons described in reasonable detail in Part III of this form
    |       could not be eliminated without unreasonable effort or expense;
    |
    | (b)   The subject annual report, semi-annual report, transition report on
    |       Form 10-K OR 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof
|X| |       will be filed on or before the 15th calendar day following the
    |       prescribed due date; or the subject quarterly report or transition
    |       report on Form 10-Q, or portion thereof will be filed on or before
    |       the fifth calendar day following the prescribed due date;
    |
    | (c)   The accountant's statement or other exhibit required by Rule
    |       12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Despite diligent efforts the work necessary for Friendly Energy Exploration preparation of its Quarterly 10-Q Report could not be completed without unreasonable effort or expense. Such difficulties prevent the Company from filing the report. The Company fully expects to be able to file within the additional time allowed by this report.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                Donald Trapp            (407)                 482-4505
      --------------------------------------------------------------------------
                   (Name)            (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                 |_| Yes  |X| No

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 |_| Yes  |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Company has not completed its 3rd Quarter 2008 10-Q Report.

                           Friendly Energy Exploration
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 14, 2008                          By: /s/Donald L. Trapp
       ----------------------------------------       --------------------------


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


-----------------------------------ATTENTION------------------------------------
   Intentional misstatements or omissions of act constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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